Exhibit 10.1

CHEROKEE INC.

COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of August [●], 2017 (“Effective Date”), by and between CHEROKEE INC., a Delaware corporation (the “Company”), and [●], a [●] (the “Investor”).

WHEREAS, the Company is party to that certain Financing Agreement, dated as of December 7, 2016 (as amended, restated, supplemented or otherwise modified from time to time, including by that certain Amendment No. 1 to Financing Agreement, dated as of [the date hereof] (such amendment, the “Financing Agreement Amendment”), the “Financing Agreement”), by and among the Company, Irene Acquisition Company B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its statutory seat (statutaire zetel) in Amsterdam, the Netherlands and registered with the Dutch trade register under number 67160921, the lenders from time to time party thereto, Cerberus Business Finance, LLC, a Delaware limited liability company (“Cerberus”), and certain other parties party thereto;

WHEREAS,  pursuant to the terms of the Financing Agreement (as amended by the Financing Agreement Amendment upon the effectiveness thereof), the Company must have a certain amount of Availability plus Qualified Cash (as such terms are defined in the Financing Agreement) and in the event that the Company does not have at least such amount of Availability plus Qualified Cash, Cerberus may deliver a notice to the Company requiring the Company to raise additional cash through the sale of equity interests (a  “Cash Raise Notice”);

WHEREAS, in order to comply with the foregoing obligations in the Financing Agreement, the Company is contemporaneously entering into this Agreement and common stock purchase agreements (“Other Agreements”) with other investors (“Other Investors”);

WHEREAS, the Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act;

WHEREAS, the Investor desires to purchase and the Company desires to issue and sell shares of its common stock, par value $0.02 per share (the “Common Stock”) on the terms set forth herein; and

WHEREAS,  pursuant to the Financing Agreement Amendment (upon the effectiveness thereof), Cerberus may deliver to the Company one or more additional Cash Raise Notices.  In consideration of the Investor committing to purchase additional shares of Common Stock of the Company at one or more Subsequent Closings (as defined below) for an aggregate amount of no less than the Initial Consideration (as defined below), the parties desire for Company to deliver to the Investor at the Initial Closing a warrant in favor of the Investor to purchase the number of additional shares of Common Stock equal to 25% of the number of shares of Common Stock which could be purchased for the aggregate Subsequent Closing Consideration at the Initial Price Per Share (as defined below), substantially in the form attached hereto as Exhibit A (the “Warrant”).  The Investor shall indicate its commitment to purchase such Subsequent Closing Shares by initialing Section 1(b) below.

NOW, THEREFORE, THE PARTIES HEREBY AGREE as follows:

1.          Sale of Common Stock.

(a)        The Company hereby agrees to sell to the Investor and the Investor hereby agrees to purchase up to [●] shares of Common Stock (“Initial Closing Shares”) at a purchase price of $[●] per share (“Initial Per Share Price”)  for aggregate consideration of $[●] (“Initial Consideration”), subject to the rights and limitations set forth herein.

(b)        The purchase and sale of the Initial Closing Shares shall take place at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, California 92130, at such time as the Company and the Investor mutually agree upon orally or in writing but in no event later than August [●], 2017 (which time is designated as the “Initial Closing”).

(c)        The Investor, by initialing below, hereby commits to purchase, upon and subject to receipt by the Company of a Cash Raise Notice and the Company’s delivery to the Investor on or prior to March 5, 2018 (“Outside Date”) of a written notice (a “Company Notice”) specifying the purchase price and the number of shares of Common Stock (“Subsequent Closing Shares”) which the Investor is required to purchase at the applicable Subsequent Closing, for consideration in an aggregate amount for all Subsequent Closings of up to $[●] (“Subsequent Closing Consideration”).  The price to be paid for the Subsequent Closing Shares shall be the lesser of the Initial Per Share Price, the closing price of the shares of Common Stock on the day before the Company Notice is sent or 90% of the average closing price of the Company’s shares of Common Stock for the 20 days immediately prior to the sending of such Company Notice (the “Subsequent Per Share Price”).  In exchange for the Investor agreeing to be bound by this Section 1(c), the Company shall issue to the Investor the Warrant.

Investor agrees to be bound by Section 1(c)   ________

Provided that the aggregate Subsequent Closing Shares under this Agreement and the Other Agreements, when added with the Initial Closing Shares under this Agreement and the Other Agreements, shall not exceed 19.9% of the shares of Common Stock outstanding as of the date hereof.

(d)        The purchase and sale of Subsequent Closing Shares shall take place at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, CA 92130, five (5) days following delivery of the Company Notice or at such other time and place as the Company and the Investor mutually agree in writing (each time and place is designated as the “Subsequent Closing”  and collectively the “Subsequent Closings”  and together with the Initial Closing, the “Closings”).

(e)        The Investor is hereby irrevocably bound to purchase the Initial Closing Shares and consummate the Initial Closing as set forth above and if the Investor initialed Section 1(c)

above, then the Investor is also irrevocably bound to purchase the Subsequent Closing Shares and consummate the Subsequent Closing as set forth above.

2.          Payment of Purchase Price.  At each Closing, the Company shall sell to the Investor the Initial Closing Shares or Subsequent Closing Shares, as applicable, against payment of the purchase price therefor by check or wire transfer of immediately available funds in U.S. dollars.

3.          Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investor that, as of the date hereof and as of each Closing:

(a)        Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

(b)        Authorization.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance, sale and delivery of the Shares has been taken or will be taken prior to such Closing.  This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)        Valid Issuance of Common Stock.  The Shares purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable.

4.          Investor Representations.  In connection with the purchase of the Shares, the Investor represents to the Company the following:

(a)        The Investor is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares.  The Investor has not relied on any information or representations with respect to the Company or the offering of the Shares, other than as expressly set forth herein.  The Investor understands that no person has been authorized to give any information or to make any representations other than those expressly contained herein.

(b)        The Investor further warrants and represents that the Investor has either (i) preexisting personal or business relationships, with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect its own interests in connection with the purchase of the Shares by virtue of the business or financial expertise of itself or of professional advisors to the Investor who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

(c)        The Investor understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Investor’s investment intent as expressed herein. In this connection, the Investor understands that, in the view of the Commission, the statutory basis for such exemption may not be present if the Investor’s representations meant that the Investor’s present intention was to hold the Shares for a minimum capital gains period under applicable tax statutes, for a deferred sale, for a market rise, for a sale if the market does not rise, or for a year or any other fixed period in the future.  The Investor further represents that the Investor is purchasing the Shares for the Investor’s own account and not with a view to or for sale in connection with any distribution of the Shares.

(d)        The Investor understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Investor further acknowledges and understands that the Company is under no obligation to register or qualify the Shares for resale. Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and requirements relating to the Company which are outside of the Investor’s control, and which the Company is under no obligation and may not be able to satisfy.  As a consequence, the undersigned understands that he, she or it must bear the economic risks of the investment in the Shares for an indefinite period of time;

(e)        The Investor represents that the Investor is an “accredited investor” as that term is defined in Rule 501 of Regulation D.

(f)        The Investor represents that Investor has consulted with the Investor’s own tax, investment and legal advisors with respect to the federal, state, local and foreign tax consequences arising from the Investor’s purchase of the Shares to the extent Investor has determined it necessary to protect the Investor’s own interest in connection with a subscription for the Shares in view of the Investor’s prior financial experience and present financial condition, and has relied on the Investor’s own analysis and investigation and that of the Investor’s advisors in determining whether to invest in the Shares.  The Investor further acknowledges and agrees that the Investor (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

(g)        The Investor represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares.  The Investor’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Investor’s jurisdiction.

(h)        The Investor has not used any person as a “Purchaser Representative” within the meaning of Regulation D to represent it in determining whether it should purchase the Securities.

(i)         The Investor has all requisite power and capacity (if the Investor is an individual) or authority (if the Investor is an entity) to enter into this Agreement and to perform all the obligations required to be performed by the undersigned hereunder.

5.          Stock Certificate Legends.  The share certificate evidencing the Shares issued hereunder shall be endorsed with the following legends:

(a)        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(b)        Any legend required by any applicable state securities laws.

6.          Indemnification/No Waiver.  The Investor hereby agrees to indemnify and hold harmless the Company and its officers, directors, employees, affiliates or agents (collectively, the “Indemnified Parties”) from and against any and all claims, loss, damage, or liability (including costs of investigation, defense and attorneys’ fees) due to or arising out of their reliance upon the Investor’s representations contained herein.  If the Investor later makes a claim against any of the Indemnified Parties that is inconsistent with its representations in this Agreement, then the Investor will be in breach of this Agreement and will be liable for any damages the Indemnified Parties suffer as a result of such breach, including the cost of a successful defense of a lawsuit of the kind discussed herein.  Notwithstanding any other representations, warranties, acknowledgments or agreements made herein by the Investor, including the foregoing indemnification covenant, the Investor does not thereby or in any other manner waive any rights granted to him, her or it under federal or state securities laws.

7.          Conditions to Investors’ Obligations at Each Closing.  The obligations of the Investor to purchase the Initial Closing Shares or Subsequent Closing Shares at the Initial Closing or any Subsequent Closing, as applicable, are subject to the fulfillment on or before such Closing of each of the following conditions:

(a)        Representations and Warranties.  The representations and warranties of the Company contained in Section 3 shall be true on and as of such Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

(b)        Performance.  The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing.

(c)        Compliance Certificate.  An officer of the Company shall deliver to the Investor at such Closing a certificate stating that the conditions specified in Section 7(a) and Section 7(b) have been fulfilled.

(d)        Permits, Qualifications and Consents.    All permits, authorizations, approvals or consents, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of such Closing.

(e)        Execution and Delivery of the Warrant.  Subject to consummation of the Initial Closing and provided that Investor has agreed to be bound by Section 1(c), the Company shall deliver to the Investor at the Subsequent Closing a duly executed copy of the Warrant.

(f)        Effectiveness of the Financing Agreement Amendment.  In the case of the Initial Closing, the Financing Agreement Amendment shall have become effective or substantially concurrently with the Initial Closing will become effective.

8.          Conditions to the Company’s Obligations at Each Closing.  The obligations of the Company to sell to the Investor the Initial Closing Shares or Subsequent Closing Shares at the Initial Closing or any Subsequent Closing, as applicable, are subject to the fulfillment on or before such Closing of each of the following conditions:

(a)        Representations and Warranties.    The representations and warranties of such Investor contained in Section 4 shall be true on and as of such Closing with the same force and effect as though such representations and warranties had been made on and as of the date of such Closing.

(b)        Payment of Purchase Price.    The Investor shall have delivered to the Company (x) in the case of the Initial Closing, the Initial Per Share Price multiplied by the number of Initial Closing Shares or (y) in the case of any Subsequent Closing, the applicable Subsequent Per Share Price multiplied by the number of Subsequent Closing Shares.

(c)        Permits, Qualifications and Consents.    All permits, authorizations, approvals, consents or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of such Closing.

(d)        Effectiveness of the Financing Agreement Amendment.  In the case of the Initial Closing, the Financing Agreement Amendment shall have become effective or substantially concurrently with the Initial Closing will become effective.

9.          Adjustment for Stock Split.  All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, reverse stock split or stock dividend or other similar change in the Shares which may be made by the Company after the date of this Agreement.

10.        Investor’s Share Limitations.  [Prior to any sale of Shares hereunder, Investor shall determine whether such sale would result in the Investor beneficially owning in excess of the Beneficial Ownership Limitation (as defined below), in which case the Investor shall provide immediate notice to the Company, and in any event, prior to such sale. The Company shall not effect any sale of Shares, and the Investor shall not have the right to purchase any Shares, pursuant to Section 1 or otherwise, to the extent that after giving effect to such issuance, the Investor (together with the Investor’s Affiliates  (as defined below), and any other Persons (as defined below) acting as a group together with the Investor or any of the Investor’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Investor and its Affiliates shall include the number of Shares issuable at the Closing with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Investor or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 10, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), it being acknowledged by the Investor that the Company is not representing to the Investor that such calculation is in compliance with Section 13(d) of the Exchange Act and the Investor is solely responsible for any schedules required to be filed in accordance therewith. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act.  For purposes of this Section 10, in determining the number of outstanding shares of Common Stock, Investor may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the purchase (from the Company), conversion or exercise of securities of the Company by the Investor or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The “Beneficial Ownership Limitation” shall be 19.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the sale of Shares at such Closing.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 10 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to any of the Investor’s permitted successors and assigns of this Agreement.  “Affiliate” means, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.  “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.]

11.        General Provisions.

(a)        Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.  All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state and federal courts located in Los Angeles County in the State of California, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

(b)        Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the purchase of the Shares by the Investor and merges all prior discussions between them.

(c)        Third Party Beneficiaries.

(i)        Except as set forth in Section 11(c)(ii) below, the parties do not confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and permitted assigns.

(ii)       The parties hereby designate Cerberus as a third party beneficiary of Section 1 of this Agreement having the right to enforce Investor’s obligations to purchase the Initial Closing Shares and the Subsequent Closing Shares, as applicable.

(d)        Notice.  Any notice, demand or request required or permitted to be given by either the Company or the Investor pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered (i) personally or (ii) on the fifth (5th) day after deposit in the U.S. mail, as certified or registered mail, with postage prepaid or the next business day after deposit with a commercial carrier for next day delivery, in each case addressed to such party at the address of such party set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

(e)        Finder’s Fee.  Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction.  Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees or representatives is responsible.  The Company agrees to indemnify and hold harmless Investor from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

(f)        Successors and Assigns. The rights and benefits of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Investor under this Agreement may only be assigned with the prior written consent of the Company and any purported transfer otherwise shall be null and void; provided that Investor may assign its rights and obligations hereunder to its Affiliate without the prior written consent of the Company.

(g)        Amendment; Enforcement of Rights.   No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(h)        Cooperation.   The Investor agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(i)         Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(j)         Electronic and Facsimile Signatures.  Any signature page delivered electronically or by facsimile (including without limitation transmission by .pdf) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.  Any party who delivers such a signature page agrees to later deliver an original counterpart to the other party if so requested.

(k)        Severability.   If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(l)         Attorney’s Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and disbursements in addition to any other relief to which such party may be entitled. Irrespective of whether any Closing is effected, each party shall pay all respective costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

(m)       Acknowledgement.  The Investor has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement.

(n)        Titles and Subtitles; Interpretation.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The language in this Agreement shall be construed as to its fair meaning without regard to which party drafted this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

COMPANY:	INVESTOR:

CHEROKEE INC.	[●]
a Delaware corporation	a [●]

By:_______________________________________	By:_______________________________________
Name: Henry Stupp	Name: ____________________________________
Title: Chief Executive Officer	Title: _____________________________________
Address:	Address: __________________________________
5990 Sepulveda Boulevard	__________________________________
Sherman Oaks, California 91411	__________________________________
Email:

Exhibit A

The Warrant